                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.1)

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            PRIME HOSPITALITY CORP.
- - - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                            Prime Hospitality Corp.
- - - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
     14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

- - - --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- - - --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- - - --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- - - --------------------------------------------------------------------------------
     /X/ Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

                                    $125.00
- - - --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

                                  Schedule 14A
- - - --------------------------------------------------------------------------------
     (3) Filing party:

                            Prime Hospitality Corp.
- - - --------------------------------------------------------------------------------
     (4) Date filed:

                                 April 12, 1994
- - - --------------------------------------------------------------------------------
- - - ---------------
    1Set forth the amount on which the filing fee is calculated and state how it was determined.

                            PRIME HOSPITALITY CORP.

                               700 ROUTE 46 EAST
                          FAIRFIELD, NEW JERSEY 07004


                                                                  April 13, 1994


Dear Stockholder:


     You are cordially invited to attend the Annual Meeting of Stockholders of Prime Hospitality Corp. (the "Company") to be held on May 13, 1994, at 10:00 a.m., at the Fairfield Radisson Hotel, 690 Route 46 East, Fairfield, New Jersey. This year we are asking you to elect three Class II Directors of the Company to serve until the 1997 Annual Meeting of Stockholders, to ratify the Board of Directors' selection of independent auditors for the year ending December 31, 1994 and to approve an increase in shares of the Company's Common Stock authorized for issuance under the 1992 Stock Option Plan. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSALS.


     At the Annual Meeting, the Board of Directors will also report on the Company's affairs and a discussion period will be provided for questions and comments. The Board of Directors appreciates and encourages stockholder participation.

     Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, we request that you complete, sign, date and promptly return the enclosed proxy in the enclosed postage prepaid envelope in order to make certain that your shares will be represented at the Annual Meeting.

     Thank you for your cooperation.

                                    Sincerely,

                                    DAVID A. SIMON
                                    Chairman of the Board of Directors

                            PRIME HOSPITALITY CORP.
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 13, 1994
                             ---------------------

To the Stockholders of
  Prime Hospitality Corp.


     The Annual Meeting of Stockholders of Prime Hospitality Corp. (the "Company") will be held on May 13, 1994 at 10:00 a.m., at the Fairfield Radisson Hotel, 690 Route 46 East, Fairfield, New Jersey, for the following purposes:


          1. To elect three Class II Directors of the Company to serve until the 1997 Annual Meeting of Stockholders;

          2. To ratify the Board of Directors' selection of Arthur Andersen & Co. to serve as the Company's independent auditors for the fiscal year ending December 31, 1994;


          3. To approve an increase in shares of the Company's Common Stock authorized for issuance under the 1992 Stock Option Plan; and


          4. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     The close of business on April 4, 1994 has been fixed by the Board of Directors as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

     All stockholders are cordially invited to attend the Annual Meeting. If you do not expect to be present, please promptly complete, sign and date the enclosed proxy and mail it in the enclosed postage prepaid envelope. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.


     The Company's Proxy Statement is submitted herewith. The Board of Directors recommends that you vote FOR all Nominees and FOR Items 2 and 3.


     The Company's Annual Report for the fiscal year ended December 31, 1993, including financial statements, is also enclosed.

                                          By Order of the Board of Directors,

                                          JOSEPH BERNADINO
                                          Secretary

Fairfield, New Jersey

April 13, 1994



                            YOUR VOTE IS IMPORTANT.

YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES.

                            PRIME HOSPITALITY CORP.
                               700 ROUTE 46 EAST
                          FAIRFIELD, NEW JERSEY 07004
                             ---------------------

                                PROXY STATEMENT
                             ---------------------


                                                                  April 13, 1994



     The accompanying proxy is solicited by and on behalf of the Board of Directors of Prime Hospitality Corp. (the "Company") for use at the Annual Meeting of Stockholders to be held on May 13, 1994 at 10:00 a.m. at the Fairfield Radisson Hotel, 690 Route 46 East, Fairfield, New Jersey or any adjournments thereof (the "Annual Meeting"). This Proxy Statement is being sent to all holders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on April 4, 1994 (the "Record Date"). Only stockholders of record on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. Each share of Common Stock outstanding on the Record Date will be entitled to one vote per share on all matters to be voted upon at the Annual Meeting. Stockholders may revoke the authority granted by their execution of proxies at any time prior to their use by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Solicitation of proxies will be made principally through the mails, but additional solicitation may be made by telephone or telegram by the officers or regular employees of the Company without additional compensation. The Company has retained Continental Stock Transfer and Trust Company to assist with the solicitation at an estimated fee of $3,000 plus reimbursement of out-of-pocket expenses. The Company may also enlist the aid of brokerage houses in soliciting proxies. The Company will reimburse bank, broker and other custodians, nominees and fiduciaries for their costs in sending the proxy material to the beneficial owners of the Common Stock. The expenses of preparing, printing, mailing and soliciting will be paid by the Company. This proxy statement, together with the Company's Annual Report for the fiscal year ended December 31, 1993, are being mailed to stockholders on or about April 13, 1994.



     As of the Record Date, there were 28,203,214 issued and outstanding shares of Common Stock.



     THE INTENTION OF THE PERSONS NAMED IN THE PROXY, UNLESS OTHERWISE SPECIFICALLY INSTRUCTED IN THE PROXY, IS TO VOTE ALL PROXIES RECEIVED BY THEM
(1) FOR THE ELECTION OF THE THREE NOMINEES NAMED HEREIN TO SERVE AS DIRECTORS FOR THE TERMS SPECIFIED HEREIN AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED, (2) FOR THE RATIFICATION OF THE BOARD OF DIRECTORS' SELECTION OF ARTHUR ANDERSEN & CO. TO SERVE AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1994, AND (3) FOR THE INCREASE IN SHARES OF THE COMPANY'S COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE 1992 STOCK OPTION PLAN. ALL SHARES REPRESENTED BY PROXY AT THE ANNUAL MEETING WILL BE VOTED. IF A STOCKHOLDER SPECIFIES A CHOICE AS TO THE MATTERS TO BE ACTED UPON, THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION.



     In the event that a quorum is present at the Annual Meeting but sufficient votes to approve any of the proposals are not received, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of those shares represented at the Annual Meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote those proxies that they are entitled to vote FOR any proposal in favor of an adjournment and will vote those proxies required to be voted AGAINST any such proposal against any adjournment. A stockholder vote may be taken on one or more of the proposals in the Proxy Statement prior to any adjournment if sufficient votes have been received and it is otherwise appropriate. A quorum of stockholders is constituted by the presence in person or by proxy of the holders of a majority of the outstanding Common Stock of the Company entitled to vote at the Annual Meeting. For purposes of determining the presence of a quorum for transacting business at the Annual Meeting, broker "non-votes" (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) will be treated as shares that are not present. Abstentions will be treated as shares that are present but that are not voted. Proxies marked as abstaining (including broker non-votes) will be treated as present at the meeting for purposes of determining a quorum.


                         ITEM 1.  ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes (Class I, Class II, and Class III) serving staggered terms in accordance with the Company's Restated Articles of Incorporation and Bylaws. The number of the full Board of Directors is seven and Directors were initially elected on July 31, 1992. Class I Directors were re-elected at the annual meeting held on May 6, 1993. Class III directors have a term which expires at the 1995 Annual Meeting of Stockholders.


     Election for three Class II directors will be held at the Annual Meeting on May 13, 1994. Herbert Lust, II, Jack H. Nusbaum and Howard M. Lorber have been nominated for election as Class II directors. Of the nominees, only Mr. Lust is presently a Director. All of the nominees have consented to being named in this Proxy Statement. THE PERSONS NAMED IN THE ACCOMPANYING PROXY WILL VOTE ALL SHARES FOR WHICH THEY HAVE RECEIVED PROXIES FOR THE ELECTION OF HERBERT LUST, II, JACK H. NUSBAUM AND HOWARD M. LORBER AS CLASS II DIRECTORS, UNLESS YOU SPECIFY OTHERWISE.



     Approval of the nominees requires the affirmative vote of a plurality of the votes cast at the Annual Meeting by the holders of the outstanding shares of Common Stock.


     In the event that any of the nominees should become unable or unwilling to serve as a Director, it is intended that the proxies will be voted for the election of such other person, if any, as shall be designated by the Board of Directors. It is not anticipated that any of the nominees will be unable or unwilling to serve as a Director.


CLASS I DIRECTORS WHOSE TERMS EXPIRE AT THE 1996 ANNUAL MEETING OF STOCKHOLDERS



David A. Simon.....................  David A. Simon, age 41, has been President, Chief
                                     Executive Officer and a Director since 1992 and Chairman
                                     of the Board of the Company since 1993. Mr. Simon was a
                                     director of Prime Motor Inns Inc. ("PMI") from 1988 to
                                     1992. Mr. Simon was the Chief Operating Officer of PMI
                                     from 1988 to 1989 and Chief Executive Officer of PMI
                                     from 1989 to 1992 and was an executive officer in
                                     September 1990 when PMI filed for protection under
                                     Chapter 11 of the United States Bankruptcy Code.

John M. Elwood.....................  John M. Elwood, age 39, has been a Director and
                                     Executive Vice President of the Company since 1992 and
                                     Chief Financial Officer since 1993. Mr. Elwood was the
                                     Director of Reorganization of PMI from 1990 to 1992. Mr.
                                     Elwood was the director of Reorganization of Allegheny
                                     International, Inc. from 1988 to 1990 and a Vice
                                     President of Mellon Bank, N.A. during 1988.

NOMINEES TO SERVE AS CLASS II DIRECTORS UNTIL THE 1997 ANNUAL MEETING OF STOCKHOLDERS

Herbert Lust, II...................  Herbert Lust, II, age 65, has been a Director since 1992 and Chairman of the Audit and Compensation Committee of
                                     the Company since May 6, 1993 and Chairman of the
                                     Compensation Committee and a member of the Audit
                                     Committee of the Company from 1992 to May 5, 1993. Mr.
                                     Lust was a member of the Committee of Unsecured
                                     Creditors of PMI from 1990 to 1992. Mr. Lust is a
                                     Director of BRT Realty Trust. Mr. Lust has been a
                                     private investor for more than the past five years.

Jack H. Nusbaum....................  Jack H. Nusbaum, age 53, is a Senior Partner and
                                     Co-Chairman of the New York law firm of Willkie Farr &
                                     Gallagher. He is a Director of W.R. Berkley Corporation,
                                     The Topps Company, Inc., Signet Star Holdings, Inc. and
                                     GEV Corporation. He is also a Director of Republic New
                                     York Securities Corporation and a Director and member of
                                     the Executive Committee of the New York City Economic
                                     Development Corporation.

Howard M. Lorber...................  Howard M. Lorber, age 45, has been Chairman of the Board of Hallman & Lorber Associates, Inc., a consulting and
                                     actuarial firm for pension and profit sharing plans for
                                     more than the past five years. Mr. Lorber is Chairman of
                                     the Board of Directors of Nathan's Famous Inc., VTX
                                     Electronics Corp. and Skybox International Inc. Mr.
                                     Lorber is a member of the Board of Directors of New
                                     Valley Corporation, United Capital Corp. and Alpine Lace
                                     Brands, Inc. and a Trustee of the Board of Long Island
                                     University. Mr. Lorber has also been a general partner
                                     or shareholder of a corporate general partner of various
                                     limited partnerships organized to acquire and operate
                                     real estate properties. Several of these partnerships
                                     filed for protection under the federal bankruptcy laws
                                     in 1989, 1990 and 1991.

CLASS III DIRECTORS WHOSE TERMS EXPIRE AT THE 1995 ANNUAL MEETING OF STOCKHOLDERS

Allen J. Ostroff...................  Allen J. Ostroff, age 57, has been a Director since
                                     1992. Mr. Ostroff was Chairman of the Board of the
                                     Company and a member of the Audit Committee from 1992 to
                                     May 5, 1993. Mr. Ostroff has been a Senior Vice
                                     President of the Prudential Realty Group, a subsidiary
                                     of the Prudential Insurance Company of America, for more
                                     than the last five years.

A. F. Petrocelli...................  A. F. Petrocelli, age 49, has been a Director since 1992 and a member of the Audit and Compensation Committee of
                                     the Company since May 6, 1993 and of the Compensation
                                     Committee of the Company from 1992 to May 5, 1993. Mr.
                                     Petrocelli has been the Chairman of the Board of
                                     Directors and Chief Executive Officer of United Capital
                                     Corp. for more than the past five years and since 1994
                                     is a Director of Nathan's Famous Inc.



     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES FOR DIRECTORS.


BOARD OF DIRECTORS COMPENSATION AND BENEFITS


     Except as noted below, Directors who are employees of the Company do not receive additional compensation for serving on the Board of Directors. Non-employee Directors receive $24,000 annually. In addition, each non-employee Director receives $1,500 for each Board of Directors meeting attended, $1,500 for each committee meeting attended and $500 for each telephonic meeting if such meeting extends beyond a period of 15 minutes. The Chairman of the Audit and Compensation Committee receives an additional $15,000 annually. The Directors' remuneration is paid quarterly. All Directors are reimbursed for their expenses. In August of 1993, each member of the Board of Directors received a grant of options to purchase 45,000 shares of Common Stock. These options are exercisable at the rate of 15,000 shares per year commencing August of 1993.



     From January 1, 1993 to December 31, 1993, the Board of Directors held eight meetings. All members of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and all committees on which such Director served.

AUDIT AND COMPENSATION COMMITTEE


     On May 6, 1993 the Board of Directors combined the functions of the Audit Committee and the Compensation Committee to create the Audit and Compensation Committee. The Audit and Compensation Committee consists of three non-employee
Directors: Messrs. Petrocelli and Lust (Chairman) and Leon Moore. During the fiscal year 1993 the Committee held three meetings.


     As part of its audit oversight the Committee meets with representatives of the Company's independent auditors and with representatives of senior management. In addition, it reviews the plans and results of the independent auditors, the scope and results of the Company's internal auditing, and procedures and systems of internal accounting and financial control.

     As part of its compensation oversight the Committee administers the Company's 1992 Stock Option Plan and in this capacity grants options to the Company's employees, officers and directors. In addition, the Committee makes recommendations to the Board of Directors regarding compensation and approves the compensation paid to the Company's Chief Executive Officer, executive officers and other employees.


     Prior to May 6, 1993 the Company had a separate Audit Committee consisting of James L. Bacon (Chairman), and Messrs. Ostroff and Lust. The Audit Committee met two times between January 1, 1993 and May 5, 1993. The Company also had a separate Compensation Committee consisting of Messrs. Lust (Chairman), Moore, and Petrocelli. The Compensation Committee met two times between January 1, 1993 and May 5, 1993.



EXECUTIVE OFFICERS OF THE COMPANY



     Set forth below are the names, ages and positions of the executive officers of the Company:



            NAME               AGE                           POSITION
- - - -----------------------------  ---   ---------------------------------------------------------
David A. Simon...............  41    President, Chief Executive Officer and Chairman of the
                                     Board of Directors
John M. Elwood...............  39    Executive Vice President and Chief Financial Officer and
                                     Director
Paul H. Hower................  59    Executive Vice President
Denis W. Driscoll............  49    Senior Vice President
John H. Leavitt..............  40    Senior Vice President
John E. Stetz................  52    Senior Vice President
Joseph Bernadino.............  47    Senior Vice President, Secretary and General Counsel
Richard T. Szymanski.........  36    Vice President and Corporate Controller
Douglas W. Vicari............  34    Vice President and Treasurer



     The following is a biographical summary of the experience of the executive officers of the Company, other than Mr. Simon and Mr. Elwood who are described above.



     Paul H. Hower has been an Executive Vice President of the Company since 1993. Mr. Hower was President of Integrity Hospitality Services from 1992 to 1993 and Vice President and Hotel Division Manager of B.F. Saul Co. from 1988 to 1991.



     Denis W. Driscoll has been a Senior Vice President of the Company since 1993. Mr. Driscoll was President of Driscoll Associates, a human resources consulting organization from 1988 to 1993.



     John H. Leavitt has been a Senior Vice President of the Company since 1992. Mr. Leavitt was a Senior Vice President of PMI from 1991 to 1992 and a Senior Vice President of Medallion Hotel Corporation from 1988 to 1991.



     John E. Stetz has been a Senior Vice President of Development of the Company since 1993. Mr. Stetz was a Vice President -- Development of Choice Hotels International from 1988 to 1992.



     Joseph Bernadino has been Senior Vice President, Secretary and General Counsel of the Company since 1993. Mr. Bernadino was an Assistant Secretary and Assistant General Counsel of PMI from 1988 to 1992.

     Richard T. Szymanski has been a Vice President and Corporate Controller of the Company since 1992. Mr. Szymanski was Corporate Controller of PMI from 1989 to 1992, and Division Controller from 1988 to 1989.



     Douglas W. Vicari has been a Vice President and Treasurer of the Company since 1992 and was Vice President and Treasurer of PMI during 1992. Mr. Vicari was the Director of Budget and Financial Analysis of PMI from 1989 to 1992, and Budget Manager from 1988 to 1989.


STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth the beneficial ownership of Common Stock as of March 1, 1994 for all executive officers, all Directors, all nominees to the Board of Directors, and all executive officers as a group.



                                                                   AMOUNT AND NATURE     PERCENT OF
              NAME AND ADDRESS OF BENEFICIAL OWNER                   OF OWNERSHIP         CLASS(H)
- - - -----------------------------------------------------------------  -----------------     ----------
David A. Simon(a)................................................       233,895                *
John M. Elwood(b)................................................        77,122                *
Herbert Lust, II(c)..............................................        38,151                *
Leon Moore(d)....................................................        65,000                *
Allen J. Ostroff(e)..............................................        20,000                *
A.F. Petrocelli(f)...............................................       176,026                *
Jack H. Nusbaum..................................................             0                *
Howard M. Lorber.................................................             0                *
John H. Leavitt(g)...............................................           111                *
Joseph Bernadino.................................................         1,000                *
Richard T. Szymanski.............................................             0                *
Douglas W. Vicari................................................             0                *
All directors and executive officers as a group (13 persons).....       647,305              2.2


- - - ---------------


(a) Includes 101,726 shares owned by David A. Simon, 146 shares owned by his wife and 249 shares held by Mr. Simon as custodian for his children. Mr. Simon disclaims beneficial ownership of the shares owned by his wife and held as custodian for his children. Also includes warrants to purchase 5,510 shares with an exercise price of $2.71 a share owned by Mr. Simon, 467 warrants owned by his wife, and 797 warrants held as custodian for his children. Mr. Simon disclaims beneficial ownership of the warrants owned by his wife and held as custodian for his children. Also includes options to purchase 125,000 shares with an exercise price of $3.20 a share as to 15,000 shares and $2.71 as to 110,000 shares.


(b) Includes 30,000 shares, warrants to purchase 12,122 shares with an exercise price of $2.71 a share and options to purchase 35,000 shares with an exercise price of $3.20 a share as to 15,000 shares and $3.813 as to 20,000 shares.


(c) Includes 23,151 shares held by a trust under which Mr. Lust and his wife are co-trustees and beneficiaries and options held by Mr. Lust to purchase 15,000 shares with an exercise price of $3.20 a share.


(d) Includes 50,000 shares and options to purchase 15,000 shares with an exercise price of $3.20 a share.


(e) Includes 5,000 shares and options to purchase 15,000 shares with an exercise price of $3.20 a share.


(f) Includes 161,026 shares held by United Capital Corp. of which Mr. Petrocelli is Chairman of the Board of Directors and Chief Executive Officer of United Capital Corp. and options held by Mr. Petrocelli to purchase 15,000 shares with an exercise price of $3.20 a share.


(g) Includes 26 shares and warrants to purchase 85 shares with an exercise price of $2.71.


(h) The Directors and executive officers each owns less than one percent of the outstanding Common Stock and own approximately two percent of the outstanding Common Stock as a group. Percentages were based on 29,200,204 shares (including 1,012,066 shares to be issued to Allan V. Rose pursuant to the Plan of Reorganization of PMI) outstanding as of March 10, 1994.

PRINCIPAL HOLDERS OF SECURITIES


     The following entity was known to the Company to be the beneficial holders of more than 5% of the Common Stock as of March 1, 1994:



                                                                  AMOUNT AND
NAME AND ADDRESS OF BENEFICIAL OWNER                          NATURE OF OWNERSHIP     PERCENT OF CLASS
- - - ------------------------------------------------------------  -------------------     ----------------
Ingalls & Snyder(a).........................................       2,506,123                 8.6%
61 Broadway
New York, New York 10006


- - - ---------------


(a) Ingalls & Snyder filed a Schedule 13G, dated February 1, 1994, with the Securities and Exchange Commission (the "SEC") reporting ownership of 2,506,123 shares of Common Stock, with sole voting power with respect to 208,754 shares and sole dispositive power with respect to 2,506,123 shares.


                 ITEM 2.  RATIFICATION OF SELECTION OF AUDITORS


     Upon the recommendation of the Audit and Compensation Committee, the Board of Directors has selected Arthur Andersen & Co., independent auditors, to serve as independent accountants for the Company. Arthur Andersen & Co. will audit the Company's consolidated financial statements for the fiscal year ending December 31, 1994, perform audit-related services and act as consultants in connection with various accounting and financial reporting matters. Arthur Andersen & Co. provided those service to the Company for the fiscal year ended December 31, 1993.



     Representatives of Arthur Andersen & Co. are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. Although it is not required to do so, the Board of Directors is submitting the selection of auditors for ratification at the Annual Meeting. If this selection is not ratified, the Board of Directors will reconsider its choice.



     Ratification of the selection of Arthur Andersen & Co. requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting.



     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN & CO. AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1994.



        ITEM 3.  PROPOSAL TO APPROVE AN INCREASE IN SHARE AUTHORIZATION


                        UNDER THE 1992 STOCK OPTION PLAN


                   (as amended and restated on April 4, 1994)



     The Board of Directors has previously adopted the Prime Hospitality Corp. 1992 Stock Option Plan under which 1,320,000 Shares of Common Stock were reserved for issuance upon the exercise of options. On April 4, 1994 the Board of Directors amended and restated the 1992 Stock Option Plan (the "1992 Plan")
(i) subject to stockholder approval, to increase the number of shares of Common Stock available for issuance under the plan by an additional 1,500,000 shares and (ii) to make such other modifications deemed appropriate.



     The Company is seeking stockholder approval of the 1992 Plan in order to comply with the requirements of Rule 16b-3, promulgated by the SEC under the Exchange Act, and the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The following summary of the 1992 Plan is qualified in its entirety by express reference to the text of the 1992 Plan as filed with the SEC. The 1992 Plan contemplates the issuance of non-statutory stock options to purchase Common Stock ("Options").

PURPOSE AND ELIGIBILITY


     The primary purpose of the 1992 Plan is to enable key employees of the Company to share in the growth and prosperity of the Company by encouraging stock ownership by such persons and to attract and retain skilled personnel. All key employees and directors of the Company and any of its subsidiaries ("Participants") are eligible for Options under the 1992 Plan. The approximate number of persons eligible to participate is 200.


ADMINISTRATION


     The 1992 Plan is administered by a committee consisting of at least two persons appointed by the Board of Directors ("Committee"). The Committee, in its sole discretion, has the authority, among other things, to determine the terms of all Options granted including the exercise price for an Option, the employees to whom, and the time or times at which, Options will be granted, exercised and become forfeitable, the number of shares covered by an Option, and to interpret the 1992 Plan and to make all other determinations deemed advisable for the administration of the 1992 Plan.


TERMS AND CONDITIONS OF OPTIONS


     The Committee may from time to time grant Options to any Participant. The terms of Options granted under the 1992 Plan will be set out in Option agreements between the Company and Participants which will contain such provisions as the Committee from time to time deems appropriate, including the exercise price and expiration date of such Options. The maximum number of Options available for grant to any one Participant for any year is 100,000. Options intended to qualify for Section 162(m) of the Code will be granted at 100% of fair market value at the date of grant.


PAYMENT UPON EXERCISE

     Payment in full for the number of shares of Common Stock purchased pursuant to the exercise of any Option must be made to the Company at the time of such exercise. Payment for such shares must be made (as determined by the Committee)
(i) in cash, (ii) by certified check or bank cashiers check, (iii) by promissory note, (iv) by delivery of Common Stock, (v) by irrevocable instructions to a broker to deliver to the Company an amount of sale or loan proceeds, or (vi) any combination thereof. No fees or commissions are applicable to purchases of Common Stock under the Plan.

WITHHOLDING

     With respect to any payments made to Participants under the 1992 Plan, the Company will withhold any taxes required by law to be withheld because of such payments.

ADJUSTMENT FOR RECAPITALIZATION, MERGER, ETC.

     If any change is made to the shares of Common Stock by reason of any merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, split-up, combination of shares, exchange of shares, or otherwise, appropriate adjustments will be made by the Committee to the kind and number of shares and price per share of stock subject to each outstanding Option.

MARKET VALUE


     On April 6, 1994, the closing price for the Common Stock on the New York Stock Exchange was $6.25.


TRANSFERABILITY OF OPTIONS

     No grant of Options, or any right or interest therein, is assignable or transferable except by will or the laws of descent and distribution. During the lifetime of an optionee, Options are exercisable only by the optionee or his legal representative.

TERMINATION OR AMENDMENT


     The Board of Directors may terminate or amend the 1992 Plan at any time, provided that no such amendment shall increase the maximum number of shares of Common Stock available under the 1992 Plan or change the class of persons eligible to receive Options under the Plan without stockholder approval.


APPROVAL BY STOCKHOLDERS


     The increase in share authorization provided for under the amended 1992 Plan is subject to approval by a majority of the Company's stockholders. Until such amendment is approved by stockholders no Options granted as a result of such increase in share authorization thereunder will be exercisable.


FEDERAL INCOME TAX CONSEQUENCES


     The following is a brief discussion of the Federal income tax consequences of transactions under the Plan based on the Code, as in effect as of the date of this summary. The 1992 Plan is not qualified under Section 401(a) of the Code. This discussion is not intended to be exhaustive and does not describe the state or local tax consequences.



     Except as noted below, with respect to Options, (1) no income is realized by the optionee at the time the Option is granted; (2) generally, at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the Option price paid for the shares and the fair market value of the shares on the date of exercise, and the optionee's employer is generally entitled to a tax deduction in the same amount subject to applicable tax withholding requirements; and (3) at sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held. See "Special Rules Applicable to Corporate Insiders".



     SPECIAL RULES APPLICABLE TO CORPORATE INSIDERS. As a result of new rules under Section 16(b) of the Exchange Act, insiders, as with non-insiders, will generally be taxed immediately upon the exercise of a Non-Statutory Option, provided at least six months have elapsed from the date of the Option grant to the date of exercise, and the general tax rules discussed above with respect to Options will apply to insiders as well as non-insiders.



     SECTION 162(M). The structure of the 1992 Plan is intended to make grants of Options thereunder meet the requirements of "performance based" remuneration under Section 162(m) of the Code which would allow the Company to deduct such remuneration.

                   BENEFITS UNDER THE 1992 STOCK OPTION PLAN



     Set forth below is a tabular presentation of options granted during fiscal year 1993 to each of the indicated persons under the 1992 Plan. Future grants under the 1992 Plan are discretionary and not ascertainable at this time.



                                                                       DOLLAR VALUE     NUMBER OF
                          NAME AND POSITION                                 $             UNITS
- - - ---------------------------------------------------------------------  ------------     ---------
David A. Simon.......................................................     (1)             45,000
  President and Chief Executive Officer
John M. Elwood.......................................................     (1)             45,000
  Executive Vice President and Chief Financial Officer
John H. Leavitt......................................................     (1)              8,000
  Senior Vice President
Joseph Bernadino.....................................................     (1)              8,000
  Senior Vice President, Secretary and General Counsel
Richard T. Szymanski.................................................     (1)              5,000
  Vice President and Corporate Controller
Douglas W. Vicari....................................................     (1)              5,000
  Vice President and Treasurer
All Executive Officers as a group,...................................     (1)            152,000
  including those listed above
All Non-Executive Officer Employee Group.............................     (1)            303,000
All non-Executive Director Group.....................................     (1)            180,000


- - - ---------------


(1) The dollar value of these options is not readily ascertainable. See "Stock Option Grants During Fiscal Year Ended December 31, 1993" for projections and potential realized value at certain assumed rates of return.



RECOMMENDATION AND VOTE



     The increase in share authorization from 1,320,000 to 2,820,000 under the 1992 Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, at the meeting.



     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE INCREASE IN SHARE AUTHORIZATION UNDER THE 1992 PLAN.


                                 OTHER BUSINESS

     The Company is not aware of any business to be acted upon at the Annual Meeting other than that which is explained in this Proxy Statement. In the event that any other business calling for a vote of the stockholders is properly presented at the Annual Meeting, the holders of the proxies will vote your shares in accordance with their best judgment.

                             EXECUTIVE COMPENSATION

     The following summary compensation table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to the persons who were, at December 31, 1993, the Company's Chief Executive Officer and the five other most highly compensated executive officers of the Company. The information shown reflects compensation for services in all capacities awarded to, earned by or paid to these persons for the fiscal year ending December 31, 1993.

                           SUMMARY COMPENSATION TABLE


                                                                                 LONG-TERM
                                                 ANNUAL COMPENSATION            COMPENSATION
                                         ------------------------------------   ------------
            NAME AND                                             OTHER ANNUAL      STOCK         ALL OTHER
       PRINCIPAL POSITION         YEAR    SALARY     BONUS       COMPENSATION     OPTIONS      COMPENSATION
- - - --------------------------------  ----   --------   --------     ------------   ------------   -------------
David A. Simon..................  1993   $303,853   $    -0-         $-0-           45,000        $ 6,211(1)
  President and Chief             1992    298,175    665,045          -0-          330,000          1,402
  Executive Officer               1991    282,565        -0-          -0-              -0-             66
John M. Elwood..................  1993    240,000        -0-          -0-           45,000         21,981(2)
  Executive Vice President        1992    295,170    554,205          -0-           20,000            252
  and Chief Financial Officer     1991    307,980        -0-          -0-              -0-            -0-
John H. Leavitt.................  1993    127,500      4,000          -0-            8,000          1,273(3)
  Senior Vice President           1992    125,000        -0-          -0-              -0-            299
                                  1991     67,438        -0-          -0-              -0-            131
Joseph Bernadino................  1993    120,750        -0-          -0-            8,000             87(4)
  Senior Vice President,          1992    114,648     43,125          -0-              -0-            252
  Secretary and General Counsel   1991    114,648        -0-          -0-              -0-             51
Richard T. Szymanski............  1993    105,000        -0-          -0-            5,000             44(4)
  Vice President and              1992    101,956     25,000          -0-              -0-             27
  Corporate Controller            1991     99,931        -0-          -0-              -0-             27
Douglas W. Vicari...............  1993    105,000        -0-          -0-            5,000             27(4)
  Vice President and              1992    101,304     25,000          -0-              -0-             27
  Treasurer                       1991     79,904        -0-          -0-              -0-            -0-


- - - ---------------

(1) Represents $66.00 for premiums of Company-provided life insurance and $6,145.00 in value of use of Company-provided car.


(2) Represents $66.00 for premiums for Company-provided life insurance, $2,695.00 in value of use of Company-provided car, and $19,220.00 in moving expenses.


(3) Represents $102.00 for premiums for Company-provided life insurance and $1,171.00 in value of use of Company-provided car.


(4) Represents premiums for Company-provided life insurance.


STOCK OPTION GRANTS DURING FISCAL YEAR ENDED DECEMBER 31, 1993

     The following table sets forth information concerning individual grants of stock options made during the fiscal year ending December 31, 1993 to each of the officers listed below. The Company did not grant any stock appreciation rights during such period.


                                        INDIVIDUAL GRANTS
                         ------------------------------------------------       POTENTIAL REALIZED
                                      % OF TOTAL                              VALUE AT ASSUMED ANNUAL
                         NUMBER OF     OPTIONS                                 RATES OF STOCK PRICE
                         SECURITIES   GRANTED TO                              APPRECIATION FOR OPTION
                         UNDERLYING   EMPLOYEES    EXERCISE                            TERMS
                          OPTIONS     IN FISCAL    PRICE PER   EXPIRATION   ---------------------------
         NAME             GRANTED        YEAR        SHARE        DATE        0%       5%        10%
- - - -----------------------  ----------   ----------   ---------   ----------   ------   -------   --------
David A. Simon.........    45,000(1)      6.2%      $  3.20       8/4/99    24,750   $82,141   $154,951
John M. Elwood.........    45,000(2)      6.2%      $  3.20       8/4/99    24,750   $82,141   $154,951
John H. Leavitt........     8,000(3)      1.1%      $ 3.625      6/18/99     3,000   $13,883   $ 27,690
Joseph Bernadino.......     8,000(4)      1.1%      $ 3.625          (4)     2,250   $12,878   $ 26,361
Richard T. Szymanski...     5,000(3)      0.7%      $ 3.625      6/18/99     1,875   $ 8,677   $ 17,306
Douglas W. Vicari......     5,000(3)      0.7%      $ 3.625      6/18/99     1,875   $ 8,677   $ 17,306

- - - ---------------
(1) These stock options were granted to David A. Simon as a director of the Company in connection with a grant of options to the directors. These stock options vest with respect to 15,000 shares on each of August 4, 1993, 1994 and 1995 and will continue to be exercisable through August 4, 1999, subject to the provisions of the Company's 1992 Stock Option Plan.

(2) These stock options were granted to John M. Elwood as a director of the Company in connection with a grant of options to the directors. These stock options vest with respect to 15,000 shares on each of August 4, 1993, 1994, and 1995 and will continue to be exercisable through August 4, 1999, subject to the provisions of the Company's 1992 Stock Option Plan.

(3) These stock options vest with respect to one third of the grant on each of June 18, 1994, 1995, and 1996 and will continue to be exercisable through June 18, 1999, subject to the provisions of the Company's 1992 Stock Option Plan.

(4) Joseph Bernadino received separate stock option grants of 5,000 shares and 3,000 shares each. One third of the 5,000 share grant vests on each of June 18, 1994, 1995 and 1996 and will continue to be exercisable through June 18, 1999. One third of the 3,000 share grant vests on each of September 1, 1994, 1995 and 1996 and will continue to be exercisable through September 1, 1999. Both grants are subject to the Company's 1992 Stock Option Plan.


AGGREGATED OPTION EXERCISES IN FISCAL YEAR ENDED DECEMBER 31, 1993 AND FISCAL

YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                   SHARES                     OPTIONS AT F-Y END           IN-THE-MONEY OPTIONS
                                 ACQUIRED ON    VALUE     ---------------------------   --------------------------
             NAME                 EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- - - -------------------------------  -----------   --------   -----------   -------------   -----------   ------------
David A. Simon.................      -0-          -0-        125,000        250,000      $ 450,475      $901,550
John M. Elwood.................      -0-          -0-         35,000         30,000         98,565        95,250
John H. Leavitt................      -0-          -0-            -0-          8,000            -0-        22,000
Joseph Bernadino...............      -0-          -0-            -0-          8,000            -0-        22,000
Richard T. Szymanski...........      -0-          -0-            -0-          5,000            -0-        13,750
Douglas W. Vicari..............      -0-          -0-            -0-          5,000            -0-        13,750

EMPLOYMENT AGREEMENTS

  David A. Simon


     As provided in the PMI Second Amended Joint Plan of Reorganization (the "Plan"), Mr. Simon and the Company executed an employment agreement dated July 31, 1992 which provides for an initial term of three years, with automatic successive one-year extensions unless a prior election is made by either party not to extend the agreement.


     The employment agreement provides for an annual base salary of $300,000 (which will increase annually based upon increases in the consumer price index), a discretionary annual bonus based on attainment of performance objectives set by the Board of Directors, a life insurance policy in an amount not less than $1,000,000, an automobile and other customary welfare benefits, including medical and disability insurance. The agreement also provides that, to the extent payments made by the Company for disability insurance, life insurance and the use of the automobile are subject to federal, state or local income taxes, the Company will pay Mr. Simon the amount of such additional taxes plus such additional amount as will be reasonable to hold him harmless from the obligation to pay such taxes.

     Pursuant to this employment agreement, Mr. Simon was granted stock options on July 31, 1992 to purchase 330,000 shares of Common Stock. Such stock options are exercisable with respect to 110,000 shares at the end of each of the first, second and third years of his employment, provided his employment has not been terminated by such date.

     This employment agreement may be terminated by the Company at any time, with or without cause. If the agreement is terminated by the Company prior to the expiration of the initial three-year term without cause, or if Mr. Simon resigns because of circumstances amounting to constructive termination of employment, severance would be paid in a single lump sum equal to one-year's base salary or, if greater, the base salary that would have been payable over the remainder of the initial term. All stock options would become fully vested and remain exercisable for 90 days after termination or, if longer, until the expiration of the initial three year term. Any bonus awarded for the year of termination would be prorated. If the Company does not terminate the agreement prior to the expiration thereof, but elects not to extend the agreement beyond the initial term, severance would be payable in a single lump sum equal to one-year's base salary. If the agreement is terminated by the Company for cause (as such term is defined in the employment agreement), or if Mr. Simon resigns voluntarily under circumstances not amounting to a constructive termination of employment, no benefits are payable other than accrued but unpaid salary.

  John Elwood


     As of December 31, 1992, Mr. Elwood and the Company executed an employment agreement which has a term of one year. This employment agreement provides for an annual base salary of $240,000, a discretionary annual bonus based on attainment of performance objectives set by the Board of Directors, a life insurance policy in an amount not less than $480,000 (of which the Company will not pay premiums which exceed $5,000), moving expenses, an automobile, and other customary welfare benefits, including medical and disability insurance. Pursuant to the agreement, Mr. Elwood was granted stock options to purchase 20,000 shares of Common Stock which are now fully vested. The agreement expired on December 31, 1993 by its terms. On January 24, 1994 Mr. Elwood and the Company entered into a one-year employment agreement with a base salary of $250,000, options to purchase 50,000 shares of Common Stock, and other terms substantially similar to his expired agreement.



                    AUDIT AND COMPENSATION COMMITTEE REPORT

                           ON EXECUTIVE COMPENSATION

     All members of the Audit and Compensation Committee are independent, non-employee Directors.


     As provided in the Plan, Mr. Simon and the Company are parties to an employment agreement dated July 31, 1992 which provides for an initial term of three years, with automatic successive one-year extensions unless a prior election is made by either party not to extend the agreement. The agreement provides for an annual base salary of $300,000 (which will increase annually based upon increases in the consumer price index) and a discretionary annual bonus based on attainment of performance objectives to be set by the Board of Directors. Pursuant to the Plan and his employment agreement, Mr. Simon was granted options to purchase 330,000 shares of Common Stock. Mr. Simon's employment agreement and option grants were approved by the former directors of the Company. During 1993, no bonus was paid to Mr. Simon pursuant to his employment agreement.


     The Company's compensation policy is designed to help the Company achieve its business objectives by:

     - setting levels of compensation designed to attract and retain qualified executive in a highly competitive business environment;

     - providing incentive compensation that varies directly with both the Company's financial performance and individual initiative and achievement contributing to such performance; and


     - linking compensation to elements which affect the Company's annual and long-term share performance.


     The Company intends to compensate executives and to grant stock options pursuant to the SOP in order to provide executives with a competitive total compensation package and reward them for their contribution to the Company's annual and long-term share performance.

                        AUDIT AND COMPENSATION COMMITTEE


                          HERBERT LUST, II (Chairman)


                                   Leon Moore


                                A. F. Petrocelli


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Moore and Mr. Petrocelli have certain business relationships with the Company, which are described under the heading "Certain Relationships and Related Transactions."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Leon Moore, a Director of the Company, is the President, Chief Executive Officer and Chairman of the Board of ShoLodge, Inc. ("ShoLodge"). Pursuant to an agreement with the Company and Suites of America, Inc. ("SOA"), a wholly owned subsidiary of the Company, ShoLodge was appointed the exclusive agent to develop certain AmeriSuites hotel properties. ShoLodge is entitled to receive fees for each hotel property developed. In addition, ShoLodge may receive, among other things, a profit sharing interest in certain sites. During the fiscal year ended December 31, 1993, ShoLodge earned development fees of $-0-and loan origination fees of $40,349.


     As of December 31, 1993, the Company and SOA have outstanding loans in the amount of $18,361,000 owed to ShoLodge and in the amount of $5,066,000 owed to the Bank of Nashville. Mr. Moore is a director of The Bank of Nashville. The foregoing loans are secured by hotel properties owned by SOA.


     ShoLodge manages eight AmeriSuites hotel properties for the Company. During the fiscal year ended December 31, 1993, ShoLodge earned management fees and incentive fees totalling $468,000 from these AmeriSuites hotel properties.

     The Company and SOA are parties to agreements with ShoLodge which provide that, under certain circumstances, ShoLodge will contribute hotels to SOA, receive 50% ownership interest, and manage the AmeriSuites hotels owned by SOA pursuant to a new management agreement.


     In April 1993, the Company sold land located in Flagstaff, Arizona to an affiliate of Mr. Moore for the sum of $1.3 million. Upon its completion of the construction of an AmeriSuites hotel on the land in October 1993, Mr. Moore's affiliate sold the completed hotel to SOA for the sum of $5,875,000. ShoLodge financed a portion of the purchase price and received a mortgage on the hotel in the principal sum of $5,045,000. ShoLodge manages the hotel for SOA. In addition, in May 1993, the Company sold to an affiliate of Mr. Moore land located in Overland Park, Kansas on which the affiliate will build an AmeriSuites hotel for the sum of $486,000.


     During 1993, the Company paid $2,376,000 in cash and cancelled its note receivable of $486,000 in full satisfaction of the profit participation of ShoLodge in four AmeriSuites hotels owned by SOA.

     An affiliate of Mr. Moore has entered into a contract to build a hotel for the Company in Tampa, Florida for $3,587,900.

     In April 1993, an affiliate of Mr. Moore completed construction of an AmeriSuites hotel located in Brentwood, Tennessee on land it leased from SOA and sold it to SOA for the sum of $4,035,000. ShoLodge financed the full purchase price and received a deed of trust on the hotel. The lease from SOA to the affiliate was terminated. ShoLodge manages the property for SOA.

     The Company uses the ShoLodge reservation system for its AmeriSuites and Wellesley Inn hotel properties. The total amount of reservation fees paid to ShoLodge for the fiscal year ended December 31, 1993 was approximately $222,000.

     A.F. Petrocelli, a Director of the Company, is the Chairman of the Board and Chief Executive Officer of United Capital Corp. In March 1994, the Company entered into management agreements with the corporate owners of two hotels who are affiliates of United Capital Corp.


     During 1993, the Company managed and held a nonrecourse junior note in the amount of $322,000 bearing interest at the prime lending rate, which upon cancellation was 6% per annum secured by a mortgage on a hotel property owned partially by a partnership comprised of David A. Simon and certain former officers and directors of the Company. In connection with a settlement in lieu of foreclosure between the first mortgagee and the owners in which the hotel was conveyed to the first mortgagee, the Company discharged its junior mortgage. The Company received $252,052 in management fees for the fiscal year 1993 from the partnership.



     During 1989, a partnership in which Peter E. Simon, father of David A. Simon, is a partner acquired an interest in three hotels from PMI. In partial payment PMI received nonrecourse junior loans aggregating $21,590,000. As of December 31, 1993, the aggregate balance owed on these loans was $21,472,766. The interest rates on these loans ranged from 9 1/2% to 11% per annum. The Company is currently in the process of restructuring these loans. Due to the nonrecourse junior nature of these loans and the insufficient cash generated by the hotels, no debt payments were made on these loans during 1993. The Company managed these three hotels for the partnership and received $494,525 in management fees for fiscal year 1993.



     During 1989, this same partnership acquired PMI's interest in eight hotel properties. In partial payment PMI received a junior non-recourse mortgage note in the principal amount of $9,647,450. The Company restructured this transaction as of December 1, 1992 by (i) conveying to the partnership its interest in one hotel property, and (ii) amending the principal amount and interest rate of the note to $8,103,362 and 8.2% per annum, respectively. No debt payments were made on these loans during 1993. The Company managed these nine hotels for the partnership and received $547,619 in accounting and management fees for fiscal year 1993.



     During February 1990, this same partnership purchased from PMI a note owing from a third party in the original principal amount of $3,255,380. This partnership paid PMI $488,318 in cash and granted PMI an 85% note participation. In partial settlement of its claim on the note, the Company acquired a hotel located in Miami, Florida in which the partnership has a 15% interest.



     In December 1993, the Company entered into a management agreement with the corporate owner of a hotel in which Peter E. Simon is a stockholder. The Company received $5,200 in management fees for the fiscal year 1993.



     The Company has retained Willkie Farr & Gallagher as its legal counsel involving certain matters during its last fiscal year and anticipates it will continue such relationship with the firm in this fiscal year. Mr. Nusbaum, a nominee for director, is a Senior Partner and Co-Chairman of the firm.



COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT



     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, executive officers, and persons who own more than ten percent of the Common Stock, to file reports of beneficial ownership with the SEC, the New York Stock Exchange and the Company. Based solely upon its review of the copies of such forms received by it, the Company believes that, during fiscal year 1993, all filing requirements applicable to such persons were complied with, except; that a report covering one transaction, was filed late by each of David A. Simon, John Elwood, A. F. Petrocelli, Allen J. Ostroff, Leon Moore, Herbert Lust, II, John Leavitt, Paul H. Hower, Joseph Bernadino, John Stetz and Denis Driscoll.



PERFORMANCE GRAPH



     The SEC requires the Company to present a graph comparing the cumulative total stockholder return on its Common Stock with the cumulative total stockholder return (a) of a broad equity market index and (b) of a published industry index or peer group. The Common Stock began trading on the NYSE under the symbol "PDQ" on August 3, 1992. As a result, the following graph commences as of August 3, 1992. The graph compares the Common Stock with (a) the Dow Jones Equity Market Index and (b) the Dow Jones Lodging Index. Furthermore, the following graph assumes an investment of $100 on August 3, 1992 in each of the

Common Stock, the stocks comprising the Dow Jones Equity Market Index and the Dow Jones Lodging Index.

              COMPARISON OF 1992 AND 1993 CUMULATIVE TOTAL RETURN
   AMONG PRIME HOSPITALITY CORP., DOW JONES EQUITY MARKET INDEX AND DOW JONES
                                 LODGING INDEX

                                          PRIME          DOW JONES
      MEASUREMENT PERIOD               HOSPITALITY        EQUITY        DOW JONES
    (FISCAL YEAR COVERED)                 CORP.        MARKET INDEX   LODGING INDEX
08/03/92                                   100             100             100
08/31/92                                   107              97              98
09/30/92                                    87              99             104
10/31/92                                    93              99             107
11/30/92                                   100             102             111
12/31/92                                   120             103             108
01/31/93                                   133             104             123
02/28/93                                   127             105             122
03/31/93                                   187             107             131
04/30/93                                   193             104             122
05/31/93                                   213             107             132
06/30/93                                   213             107             127
07/31/93                                   193             106             127
08/31/93                                   200             110             136
09/30/93                                   253             109             148
10/31/93                                   253             111             150
11/30/93                                   253             109             144
12/31/93                                   320             111             177


                              FINANCIAL STATEMENTS


     The Company's annual report to stockholders for the year ended December 31, 1993 (the "Annual Report"), including audited financial statements, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report is on file with the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 and the New York Stock Exchange.


     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (excluding exhibits) is available without charge to any stockholder of the company who requests a copy in writing. Requests for copies of the Report should be directed to the Secretary, Prime Hospitality Corp., 700 Route 46 East, Fairfield, New Jersey 07004.

                             STOCKHOLDER PROPOSALS


     It is presently anticipated that the 1995 Annual Meeting will be held on or about May 6, 1995. Proposals of stockholders submitted for consideration at the 1995 annual meeting of stockholders must be received by the Company not later than December 10, 1994 in order to be included in the Company's proxy statement for that meeting. A stockholder desiring to submit a proposal must be a record or beneficial owner of at least 1% of the outstanding shares of $1,000 in market value of shares of securities entitled to be voted at the annual meeting and must have held such shares for at least one year. Further, the stockholder must continue to hold such shares through the date on which the meeting is held. Documentary support regarding the foregoing must be provided along with the proposal. There are additional requirements regarding proposals of the stockholders, and a stockholder contemplating submission of a proposal is referred to Rule 14a-8 promulgated under the Exchange Act. In addition, the bylaws of the Company require, among other things, that notice of proposals of stockholders be delivered to or mailed and received at the principal executive offices of the Company not less than fifty (50) days nor more than seventy-five
(75) days prior to the meeting; provided, however, that in the event that less than sixty-five (65) days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the fifteenth (15th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.



                                          By Order of the Board of Directors


                                          JOSEPH BERNADINO
                                          Secretary

                            PRIME HOSPITALITY CORP.


                             1992 STOCK OPTION PLAN


                    (AS AMENDED AND RESTATED APRIL 4, 1994)


1. Purposes.


     The 1992 Stock Option Plan (the "Plan") is intended to attract and retain the best available personnel for positions with substantial responsibilities with Prime Hospitality Corp. (the "Company") or any of its subsidiary corporations, and to provide an additional incentive to such employees to exert their maximum efforts toward the success of the Company and its subsidiary corporations through the granting of certain stock options ("Options"). Under the Plan, no options may be granted which are qualified as Incentive Stock Options.


2. Administration of the Plan.


     The Plan shall be administered by a committee (the "Committee") appointed by the Board of Directors of the Company (the "Board of Directors") from among its members and consisting of at least two members thereof, each of whom is a "disinterested person" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). The Committee may exercise the power and authority vested in the Board of Directors under the Plan. Within the limits of the express provisions of the Plan, the Committee shall have the authority, in its discretion, to take the following actions under the Plan:


     (i) to determine the individuals to whom, and the time or times at which, Options to purchase the Company's shares of Common Stock, par value $.01 per share ("Common Shares"), shall be granted, and the number of Common Shares to be subject to each Option;

     (ii) to interpret the Plan;

     (iii) to prescribe, amend and rescind rules and regulations relating to the Plan;

     (iv) to determine the terms and provisions of the respective stock option agreements granting Options (which need not be identical and may, in the Committee's discretion, contain provisions more favorable to the Optionee (as hereinafter defined) relating to the matters covered under Paragraphs 5, 6, 8 or 9 hereof); and

     (v) to make all other determinations and take all other actions necessary or advisable for the administration of the Plan. In making such determinations, the Committee may take into account the nature of the services rendered by such individuals, their present and potential contributions to the Company's success, and such other factors as the Committee, in its discretion, shall deem relevant. An individual to whom an option has been granted under the Plan is referred to herein as an "Optionee." The Committee's determinations on the matters referred to in this paragraph shall be conclusive. Any determination by a majority of the members of the Committee shall be deemed to have been made by the whole Committee.

3. Shares Subject to the Plan.


     As of the date the Plan is amended and restated the total number of Common Shares which shall be subject to Options granted under the Plan shall be increased from 1,320,000 to 2,820,000 in the aggregate, subject to adjustment as provided in Paragraph 8 or in any related stock option agreement. The Company shall at all times while the Plan is in force reserve such number of Common Shares as will be sufficient to satisfy the requirements of outstanding Options. The Common Shares to be issued upon exercise of Options shall in whole or in part be authorized and unissued or reacquired Common Shares. The unexercised portion of any expired, terminated or cancelled Option shall again be available for the grant of Options under the Plan.


4. Eligibility.


     (a) Options may be granted only to key employees, directors and officers of the Company or of a subsidiary corporation, as determined by the Committee.

     (b) Nothing contained in the Plan shall be construed to limit the right of the Company to grant options otherwise than under the Plan for proper corporate purposes.


     (c) Nothing contained in the Plan shall be construed to limit the right of the Committee to grant additional Options from time to time to the Optionee holding Options, and Options may be granted from time to time to one or more employees who have not previously been granted Options.



     (d) Notwithstanding anything to the contrary herein, after the date the Plan is amended and restated, no person may be granted Options to purchase more than 100,000 Common Shares in any one year.


5. Terms of Options.

     The terms of each Option granted under the Plan shall be determined by the Committee consistent with the provisions of the Plan, including the following:

     (a) The purchase price of the Common Shares subject to each Option shall be fixed by the Committee, in its discretion, at the time such Option is granted.


     (b) The dates on which each Option (or portion thereof) shall be exercisable shall be fixed by the Committee, in its discretion, at the time such Option is granted; provided, however, that with respect to Options granted covering Common Shares added pursuant to the amendment and restatement of the Plan, no Option shall be exercisable unless and until the Plan is approved by the majority vote of the Company's shareholders.


     (c) The expiration of each Option shall be fixed by the Committee, in its discretion, at the time such Option is granted. No Option shall be exercisable after the expiration of six (6) years from the date of its grant and each Option shall be subject to earlier termination as expressly provided in Paragraph 6 hereof or as determined by the Committee, in its discretion, at the date such Option is granted.

     (d) Options shall be exercised by the delivery by the Optionee thereof to the Company at its principal office or at such other address as may be established by the Committee (Attention: Administrator, 1992 Stock Option Plan) of written notice of the number of shares with respect to which the Option is being exercised accompanied by payment in full of the purchase price of such shares. Payment for such shares may be made (as determined by the Committee) (i) in cash, (ii) by certified check or bank cashier's check payable to the order of the Company in the amount of such purchase price, (iii) by promissory note issued by the Optionee in favor of the Company in an amount equal to such purchase price and payable on terms prescribed by the Committee and which provides for the payment of interest at a fair market rate, as determined by the Committee, (iv) by delivery of capital stock to the Company having a fair market value equal to said purchase price, (v) by irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the aggregate purchase price of the Common Shares as to which such exercise relates and to sell the Common Shares to be issued upon exercise of the Option and deliver the cash proceeds less commissions and brokerage fees to the Optionee or to deliver the remaining Common Shares to the Optionee, or (vi) by any combination of the methods of payment described in (i) through (v) above.

     (f) An Optionee shall not have any of the rights of a shareholder with respect to the Common Shares subject to his Option until such shares are issued to him upon the exercise of his Option as provided herein.

     (g) No Option shall be transferable, except by will or the laws of descent and distribution, and any Option may be exercised during the lifetime of the Optionee only by him. No Option granted under the Plan shall be subject to execution, attachment or other process.

6. Death or Termination of Employment.

     (a) If the employment or other relationship of an Optionee with the Company or any of its subsidiary corporations shall be terminated voluntarily by the employee and without the consent of the Company or a subsidiary corporation, as the case may be, or for cause, and immediately after such termination such Optionee shall not then be employed by the Company or any of its subsidiary corporations, as the case may be, any Option or Options granted to such Optionee to the extent not theretofore exercised shall expire forthwith.

     (b) If such employment or other relationship of an Optionee with the Company shall terminate other than (i) by reason of death, (ii) voluntarily by the employee and without the consent of the Company or any of its subsidiary corporations, as the case may be, or (iii) for cause, and immediately after such termination such Optionee shall not then be employed by the Company or any of its subsidiary corporations, as the case may be, any Option or Options granted to such Optionee may be exercised at any time within three months after such termination, subject to the provisions of subparagraph (d) of this Paragraph 6. For the purposes of the Plan, the retirement of an Optionee either pursuant to a pension or retirement plan adopted by the Company or a subsidiary corporation, as the case may be, on the normal retirement date prescribed from time to time by the Company or such subsidiary corporation, and the termination of employment as a result of a disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) shall be deemed to be a termination of such Optionee's employment other than voluntarily by the Optionee or for cause.

     (c) If an Optionee dies (i) while employed by, or while engaged in another relationship with, the Company or a subsidiary corporation or (ii) within three months after the termination of his employment or other relationship other than voluntarily by the Optionee and without the consent of the Company or a subsidiary corporation or for cause, any Option or Options granted to such Optionee may be exercised at any time within six months after such Optionee's death, subject to the provisions of subparagraph (d) of this Paragraph 6.

     (d) An Option may not be exercised pursuant to this Paragraph 6 except to the extent that the Optionee was entitled to exercise the Option at the time of termination of employment or such other relationship, or death, and in any event may not be exercised after the expiration of six (6) years from the date the Option was granted.

7. Leave of Absence.

     For purposes of the Plan, an individual who is on military or sick leave or other bona fide leave of absence (such as temporary employment by the United States or any state government) shall be considered as remaining in the employ of the Company or of a subsidiary corporation for 90 days or such longer period as shall be determined by the Committee.

8. Adjustment upon Changes in Capitalization.

     (a) In the event that the outstanding Common Shares are hereafter changed by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination or exchange of shares and the like, or dividends payable in Common Shares, an appropriate adjustment shall be made by the Committee in the aggregate number of shares available under the Plan and in the number of shares and price per share subject to outstanding Options. If the Company shall be reorganized, consolidated, or merged with another corporation, or if all or substantially all of the assets of the Company shall be sold or exchanged, an Optionee shall at the time of issuance of the stock under such corporate event be entitled to receive upon the exercise of his Option the same number and kind of shares of stock or the same amount of property, cash or securities as he would have been entitled to receive upon the occurrence of any such corporate event as if he had been, immediately prior to such event, the holder of the number of shares covered by his Option.

     (b) Any adjustment under this Paragraph 8 in the number of Common Shares subject to Options shall apply proportionately to only the unexercised portion of any Option granted hereunder. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next lower whole number of shares.

9. Further Conditions of Exercise.


     (a) Unless prior to the exercise of an Option the Common Shares issuable upon such exercise are the subject of a registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), a prospectus meeting the requirements of Section 10(a)(3) of the Securities Act has been distributed to Optionholders, the notice of exercise with respect to such Option shall be accompanied by a representation or agreement of the Optionee to the Company to the effect that such shares are being acquired for investment only and not with a view to the resale or distribution thereof, or such other documentation as may be required by the Company, unless, in the opinion of counsel to the Company, such representation, agreement or documentation is not necessary to comply with the Securities Act.

     (b) Anything in subparagraph (a) of this Paragraph 9 to the contrary notwithstanding, the Company shall not be obligated to issue or sell any Common Shares until they have been listed on each securities exchange on which the Common Shares may then be listed and until and unless, in the opinion of counsel to the Company, the Company may issue such shares pursuant to a qualification or an effective registration statement, or an exemption from registration, under such state and federal laws, rules or regulations as such counsel may deem applicable. The Company shall use reasonable efforts to effect such listing, qualification and registration, as the case may be.

10. Termination, Modification and Amendment.

     (a) The Plan (but not Options previously granted under the Plan) shall terminate ten (10) years from the date of its adoption by the Board of Directors, and no Option shall be granted after termination of the Plan.

     (b) The Plan may from time to time be terminated, modified or amended by the affirmative vote of the holders of a majority of the outstanding shares of the capital stock of the Company entitled to vote thereon.

     (c) The Board of Directors of the Company may at any time terminate the Plan or from time to time make such modifications or amendments of the Plan as it may deem advisable; provided, however, that the Board of Directors shall not, without approval by the affirmative vote of the holders of a majority of the outstanding shares of the capital stock of the Company entitled to vote thereon, increase (except as provided by Paragraph 8) the maximum number of Common Shares as to which Options may be granted under the Plan or change the class of persons eligible to receive Options under the Plan.

     (d) No termination, modification or amendment of the Plan may adversely affect the rights conferred by any Options without the consent of the Optionee thereof.

11. Effectiveness of the Plan.


     The Plan was originally adopted pursuant to authorization of the U.S. Bankruptcy Court for the Southern District of Florida, after disclosure and approval of the Second Amended Joint Plan of Reorganization by Creditors and Shareholders. Accordingly, the Plan became effective upon adoption by the Board of Directors of the Company.


12. Not a Contract of Employment.

     Nothing contained in the Plan or in any stock option agreement executed pursuant hereto shall be deemed to confer upon Optionee any right to remain in the employ of the Company or subsidiary corporation.

                            PRIME HOSPITALITY CORP.
    PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
                        FOR ANNUAL MEETING MAY 13, 1994

The undersigned hereby constitutes and appoints David A. Simon, John M. Elwood and Joseph Bernadino, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Prime Hospitality Corp. to be held at the Fairfield Sheraton Hotel, 690 Route 46 East, Fairfield, New Jersey on Friday, May 13, 1994, at 10:00 a.m., and any adjournments thereof, on all matters coming before said meeting.


DIRECTORS RECOMMEND A VOTE "FOR" ALL NOMINEES AND "FOR" PROPOSALS 2 AND 3

1.   ELECTION OF CLASS II DIRECTORS

          FOR nominees listed below / /

          / /  WITHHOLD AUTHORITY TO VOTE FOR NOMINEES

          JACK H. NUSBAUM, HOWARD M. LORBER AND HERBERT LUST, II

          FOR, except vote withheld from the following nominee(s).

          ----------------------------------------------------------------

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN & CO. AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY.

          FOR  / /     AGAINST  / /       ABSTAIN  / /


3. PROPOSAL TO APPROVE AN INCREASE IN SHARE AUTHORIZATION UNDER THE 1992 STOCK OPTION PLAN.

          FOR  / /     AGAINST  / /       ABSTAIN  / /

     In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy cannot vote your shares unless you sign and return this card in the enclosed postage prepaid envelope.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES, FOR ITEM 2, AND FOR ITEM 3.

Date                                 ,1994
     --------------------------------

- - - ------------------------------------------
               (Signature)

- - - ------------------------------------------
        (Signature if held jointly)

Note: please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE, THANK YOU.